Exhibit 10.2

GUARANTY

This GUARANTY (this “Guaranty”) is executed as of April 25, 2014, 2014, by BLACKSTONE MORTGAGE TRUST, INC., a Maryland corporation (“Guarantor”), for the benefit of GOLDMAN SACHS BANK USA, a New York state member bank, having an address at 6011 Connection Drive Irving, Texas 75039 (“Buyer”). Any capitalized term utilized herein shall have the meaning as specified in the Repurchase Agreement (as defined below), unless such term is otherwise specifically defined herein.

W I T N E S E T H :

WHEREAS, Buyer and 643 Single Family Finco 2014, LLC, a Delaware limited liability company (“Seller”), entered into that certain Master Repurchase Agreement dated as of the date hereof (as the same may be amended, modified and/or restated, the “Repurchase Agreement”);

WHEREAS, Guarantor directly or indirectly owns 100% of the membership interests in Seller, and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated by the Repurchase Agreement; and

WHEREAS, it is a condition precedent to the Repurchase Agreement and the consummation of the Transactions thereunder that Guarantor execute and deliver this Guaranty for the benefit of Buyer.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor does hereby agree as follows:

ARTICLE I

NATURE AND SCOPE OF GUARANTY

1.1 Guaranty of Obligation. Subject to the terms hereof, Guarantor hereby irrevocably and unconditionally guarantees to Buyer and its successors and assigns as a primary obligor the payment and performance of the Guaranteed Obligations (as herein defined) as and when the same shall be due and payable.

1.2 Definition of Guaranteed Obligations. As used herein, the term “Guaranteed Obligations” means:

(a) the prompt and complete payment of the aggregate Repurchase Price with respect to the Purchased Loans on the respective Repurchase Dates therefor and all other amounts due under the Transaction Documents (including post-default or post-petition Price Differential, when and as payable under the Repurchase Agreement) irrespective of whether such obligations are direct or indirect, absolute or contingent, matured or unmatured (the “Repurchase Obligations”); provided, however, the maximum aggregate sum of the Guaranteed Obligations described in this Section 1.2(a) to be paid by Guarantor shall not exceed an amount equal to fifty percent (50%) of the aggregate outstanding Repurchase Price of all Purchased Loans then subject to a Transaction under the Repurchase Agreement, measured at the time the Guaranteed Obligations described in this Section 1.2(a) become due and payable;

(b) any obligations or liabilities of Seller to Buyer arising under the Transaction Documents to the extent of actual loss, cost or expense incurred by Buyer (including attorneys’ fees and costs reasonably incurred) (collectively, “Damages”) resulting solely from any of the following:

(i) any fraud or intentional misrepresentation committed by Seller, Guarantor or any of their respective Affiliates in connection with the execution and delivery of this Guaranty, the Repurchase Agreement, or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(ii) the misappropriation or intentional misapplication by Seller, Guarantor or any of their respective Affiliates of any Income, reserves or escrows related to the Purchased Loans to the extent collected by any of them or any agent thereof and not applied in accordance with the Repurchase Agreement;

(iii)(A) the creation or incurrence of any lien by Seller, Guarantor or any of their respective Affiliates on any Purchased Loan unless permitted under the Repurchase Agreement, (B) any Change of Control in violation of the Repurchase Agreement, (C) any transfer, assignment or sale of any Purchased Loan in violation of the Repurchase Agreement, (D) any Significant Modification to a Purchased Loan that is not permitted under the Repurchase Agreement or (E) the material breach of any material separateness covenants contained in the Repurchase Agreement, in each case, in violation of the applicable covenant set forth in the Repurchase Agreement; and

(iv) during the continuance of an Event of Default, any distribution by Seller to its equityholders in violation of the Repurchase Agreement and, in the case of such a violation, only to the extent of such distribution; and

(c) any and all Repurchase Obligations in the event that an Act of Insolvency of Seller shall occur that results from the Seller making a voluntary filing under the Bankruptcy Code or similar federal or state law, or any joining or colluding by Seller, Guarantor or any of their Affiliates in the filing of an involuntary filing against Seller under the Bankruptcy Code or similar federal or state law.

(d) the payment by Seller to Buyer of the Commitment Fee as and when such Commitment Fee is due pursuant to the Fee Letter.

1.3 Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. This Guaranty may be enforced by Buyer and any subsequent assignee of Buyer permitted under the Repurchase Agreement and shall not be discharged by such permitted assignment or negotiation of all or part thereof.

1.4 Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantor to Buyer hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Seller, or any other party, against Buyer or against payment of the Guaranteed Obligations, other than payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

1.5 Payment By Guarantor. If all or any part of the Guaranteed Obligations shall not be punctually paid, whether on demand, maturity, acceleration or otherwise, Guarantor shall, within five (5) Business Days after demand by Buyer, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever, but subject to the limitations set forth in Section 1.2 hereof, pay in lawful money of the United States of America, the amount then due on the Guaranteed Obligations to Buyer at Buyer’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations pursuant to the Repurchase Agreement. Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

1.6 No Duty To Pursue Others. It shall not be necessary for Buyer (and Guarantor hereby waives any rights which Guarantor may have to require Buyer), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Seller or others liable on the Guaranteed Obligations or any other person, (ii) enforce or exhaust Buyer’s rights against any collateral which shall ever have been given to secure the Guaranteed Obligations, (iii) join Seller or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty or (iv) resort to any other means of obtaining payment of the Guaranteed Obligations. Buyer shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations.

1.7 Waivers. Guarantor agrees to the provisions of the Transaction Documents, and hereby waives notice of (i) any loans or advances made by Buyer to Seller or any purchases of Purchased Loans made by Buyer from Seller, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Repurchase Agreement or of any other Transaction Documents, (iv) the execution and delivery by Seller and Buyer of any other agreement or of Seller’s execution and delivery of any other documents arising under the Transaction Documents or in connection with the Guaranteed Obligations, (v) the occurrence of any breach by Seller or an Event of Default under the Transaction Documents, (vi) Buyer’s transfer or disposition of the Transaction Documents, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Seller, or (ix) any other action at any time taken or omitted by Buyer, and, generally, except to the extent required by the terms hereof, all other demands and notices of every kind in connection with this Guaranty, the Transaction Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations; provided, however, that the foregoing shall not constitute a waiver by Guarantor of any notice that Buyer is expressly required to provide to Seller or Guarantor or any other party pursuant to the Transaction Documents.

1.8 Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within five (5) Business Days after demand by Buyer, pay Buyer all actual and reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Buyer in the enforcement hereof or the preservation of Buyer’s rights hereunder. The covenant contained in this Section 1.8 shall survive the payment and performance of the Guaranteed Obligations.

1.9 Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Buyer must rescind or restore any payment, or any part thereof, received by Buyer in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Buyer shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Seller and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Seller’s or Guarantor’s payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantor’s performance of such obligations and then only to the extent of such performance.

1.10 Deferral of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably defers until payment in full of the Guaranteed Obligations any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating the Guarantor to the rights of Buyer), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Seller or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty.

1.11 Seller. The term “Seller” as used herein shall include any new or successor corporation, limited liability company, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Seller or any interest in Seller.

ARTICLE II

EVENTS AND CIRCUMSTANCES NOT REDUCING

OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following, and agrees that its obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms hereof, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

2.1 Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Repurchase Agreement, the other Transaction Documents, or any other document, instrument, contract or understanding between Seller and Buyer, or any other parties, pertaining to the Guaranteed Obligations, or any failure of Buyer to notify Guarantor of any such action, except that the Guaranteed Obligations shall be modified to the extent by which any of the foregoing expressly modifies or alters in writing the Repurchase Obligations, obligations or liabilities of Seller or Damages.

2.2 Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Buyer to Seller, except that the Guaranteed Obligations shall be modified to the extent by which any of the foregoing expressly modifies or alters in writing the Repurchase Obligations, obligations or liabilities of Seller or Damages.

2.3 Condition of Seller or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Seller, Guarantor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations or any dissolution of Seller or Guarantor, or any sale, lease or transfer of any or all of the assets of Seller or Guarantor, or any changes in the shareholders, partners or members of Seller or Guarantor; or any reorganization of Seller or Guarantor.

2.4 Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability against Seller of all or any part of the Repurchase Agreement or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation, the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (ii) the officers or representatives executing the Repurchase Agreement or the other Transaction Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iii) the Seller has valid defenses (other than payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Seller or (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable.

2.5 Release of Obligors. Any full or partial release of the liability of Seller on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, except that the Guaranteed Obligations shall be modified to the extent by which any of the foregoing expressly modifies or alters in writing the Repurchase Obligations, obligations or liabilities of Seller or Damages, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement, as between Buyer and Guarantor, that other parties will be liable to pay or perform the Guaranteed Obligations, or that Buyer will look to other parties to pay or perform the obligations of Seller under the Repurchase Agreement or the other Transaction Documents.

2.6 Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations, except to the extent by which the foregoing reduces the amount of the Guaranteed Obligations, as agreed to by Buyer in writing.

2.7 Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) by any party other than Buyer or any of its Affiliates of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

2.8 Care and Diligence. Except to the extent the same shall result from the gross negligence, willful misconduct, bad faith, illegal acts or fraud of Buyer or its Affiliates, the failure of Buyer or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Buyer (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

2.9 Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed as between Buyer and Guarantor by Guarantor that it is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations.

2.10 Merger. The reorganization, merger or consolidation of Seller into or with any other corporation or entity.

2.11 Preference. Any payment by Seller to Buyer is held to constitute a preference under bankruptcy laws, or for any reason Buyer is required to refund such payment or pay such amount to Seller or someone else.

2.12 Other Actions Taken or Omitted. Except to the extent the same shall result from the gross negligence, willful misconduct, bad faith, illegal acts or fraud of Buyer or its Affiliates, any other action taken or omitted to be taken with respect to the Transaction Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Buyer to enter into the Transaction Documents, Guarantor represents and warrants to Buyer as of the date hereof and at all times while the Repurchase Agreement and any Transaction thereunder is in effect as follows:

3.1 Benefit. Guarantor has received, or will receive, indirect benefit from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated therein.

3.2 Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Seller and is familiar with the value of any and all collateral intended to be pledged as security for the payment of the Guaranteed Obligations; however, as between Buyer and Guarantor, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

3.3 No Representation By Buyer. Neither Buyer nor any other party on Buyer’s behalf has made any representation, warranty or statement to Guarantor in order to induce the Guarantor to execute this Guaranty.

3.4 Guarantor’s Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is and will be solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities fairly estimated) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, as and when the same become due.

3.5 Legality. The execution, delivery and performance by Guarantor of this Guaranty and of Guarantor’s obligations hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any material indenture, mortgage, deed of trust, charge, lien, or any material contract, agreement or other material instrument to which Guarantor is a party or which may be enforceable against Guarantor. This Guaranty is a legal and binding obligation of Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and subject, as to enforceability, to general principals of equity, regardless whether enforcement is sought in a proceeding in equity or at law.

3.6 Survival. All representations and warranties made by Guarantor herein shall survive until payment in full of the Guaranteed Obligations.

3.7 Organization. Guarantor has been duly organized or formed and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Guarantor is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations except where the failure to do same would not reasonably be expected to have a material adverse effect thereon. Guarantor possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except where the failure to do same would not reasonably be expected to have a material adverse effect thereon.

3.8 No Investment Company. Guarantor is not an “investment company”, or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE IV

COVENANTS OF GUARANTOR

Guarantor covenants and agrees with Buyer that, until payment in full of all Guaranteed Obligations:

4.1 [Reserved].

4.2 Litigation. Guarantor will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or which are threatened in writing) or other legal or arbitrable proceedings affecting Guarantor or any of its Subsidiaries before any Governmental Authority that (i) questions or challenges the validity or enforceability of the Guaranty, (ii) makes a claim or claims against Guarantor in an aggregate amount greater than (a) $50,000,000 or (b) three percent (3%) of the Tangible Net Worth of Guarantor or (iii) which, individually or in the aggregate, if adversely determined could be reasonably likely to have a Material Adverse Effect.

4.3 Existence, etc. Pursuant to the Transaction Documents, Guarantor will:

(a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(b) comply in all material respects with the requirements of applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws);

(c) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d) not change its jurisdiction of organization unless it shall have provided Buyer at least ten (10) days’ prior written notice of such change;

(e) pay and discharge all material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(f) permit representatives of Buyer, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

4.4 Prohibition of Fundamental Changes. Guarantor shall not enter into any transaction that would constitute a Change of Control, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets.

4.5 Notices. Guarantor shall give notice to Buyer promptly upon Guarantor’s receipt of notice or obtaining knowledge of the occurrence of any Default or Event of Default.

4.6 Limitation on Distributions. After the occurrence and during the continuance of any monetary Default or Event of Default, Guarantor shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor.

4.7 Financial Covenants. Guarantor covenants and agrees that:

(a) As of the fiscal quarter most recently ended, Guarantor satisfies the following financial covenants (the “Guarantor Financial Covenants”):

(i) Minimum Fixed Charge Coverage Ratio. The ratio of (i) Guarantor’s EBITDA during the previous four (4) fiscal quarters to (ii) Guarantor’s Fixed Charges during the same such previous four (4) fiscal quarters shall not be less than 1.40 to 1.00 as determined as soon as practicable after the end of each fiscal quarter, but in no event later than forty-five (45) days after the last day the applicable fiscal quarter.

(ii) Minimum Tangible Net Worth. Guarantor’s Tangible Net Worth shall not fall below the sum of (i) Nine Hundred Seventy-One Million Seven Hundred Thousand and No/100 Dollars ($971,700,000.00) plus (ii) seventy-five percent (75%) of the net cash proceeds of any equity issuance by Guarantor that occurs after the date hereof.

(iii) Minimum Cash Liquidity. Guarantor’s Cash Liquidity shall not fall below the greater of (i) ten million dollars ($10,000,000) or (ii) five percent (5%) of Guarantor’s Recourse Indebtedness.

(iv) Maximum Indebtedness. The ratio, expressed as a percentage, the numerator of which shall equal Guarantor’s and its Subsidiaries’ Indebtedness and the denominator of which shall equal Guarantor’s and its Subsidiaries Total Assets, shall not be greater than eighty three and a third percent (83.3333%).

(b) The following capitalized terms in this Section 4.7 shall have the respective meanings set forth below:

“Available Borrowing Capacity” shall mean, with respect to any Person, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by such Person or its Subsidiaries, at such Person’s or its Subsidiaries’ sole discretion, under committed credit facilities or repurchase agreements which provide financing to such Person or its Subsidiaries.

“Cash Equivalents” shall mean, as of any date of determination, marketable securities issued or directly and unconditionally guaranteed as to interest and principal by the United States Government.

“Cash Liquidity” shall mean, with respect to any Person, on any date of determination, the sum of (i) unrestricted cash, plus (ii) Available Borrowing Capacity, plus (iii) Cash Equivalents.

“Consolidated Net Income” shall mean, with respect to any Person, for any period, the amount of consolidated net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“EBITDA” shall mean, with respect to any Person, for any period, such Person’s Consolidated Net Income, excluding the effects of such Person’s and its Subsidiaries’ interest expense with respect to Indebtedness, taxes, depreciation, amortization, asset write-ups or impairment charges, provisions for loan losses, and changes in mark-to-market value(s) (both gains and losses) of financial instruments and noncash compensation expenses, all determined on a consolidated basis in accordance with GAAP.

“Fixed Charges” shall mean, with respect to any Person, for any period, the amount of interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP as offset by the amount of receipts pursuant to net receive interest rate swap agreements of such Person and its consolidated Subsidiaries during the applicable period.

“Recourse Indebtedness” shall mean, with respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability (such as through a guarantee agreement), exclusive of any such Indebtedness for which such recourse liability is limited to obligations relating to or under agreements containing customary nonrecourse carve-outs.

“Tangible Net Worth” shall mean, with respect to any Person, on any date of determination, all amounts which would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of such Person pursuant to GAAP, minus (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and/or expenses, all on or as of such date.

“Total Assets” shall mean, with respect to any Person, on any date of determination, an amount equal to the aggregate book value of all assets owned by such Person and the proportionate share of such Person of all assets owned by Affiliates of such Person as consolidated in accordance with GAAP, less (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and expenses, all on or as of such date, and (d) the amount of nonrecourse Indebtedness owing pursuant to securitization transactions such as a REMIC securitization, a collateralized loan obligation transactions or other similar securitizations.

(c) Within forty-five (45) days of the end of the first three fiscal quarters and within ninety (90) days of the end of each fiscal year, Guarantor shall deliver to Buyer a Financial Covenant Compliance Certificate setting forth the calculation of each of the financial covenants set forth in Section 4.7(a) above.

4.8 Voluntary or Collusive Filing. Guarantor shall not voluntarily file a case, or join or collude with any Person in the filing of an involuntary case, in respect of the Seller under the Bankruptcy Code.

4.9 Offset. The liabilities and obligations of the Guarantor to Buyer hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Guaranteed Obligations) of Seller against Buyer, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations).

4.10 Dissolution. Guarantor shall not seek the dissolution, liquidation or winding up, in whole or in part, of Seller.

ARTICLE V

SUBORDINATION OF CERTAIN INDEBTEDNESS

5.1 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Seller to Guarantor arising as the consequence of this Guaranty or the payment or other performance by Guarantor hereunder, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Seller thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor. The Guarantor Claims shall include without limitation all rights and claims of Guarantor against Seller (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligations. Upon the occurrence and during the continuance of an Event of Default, Guarantor shall not receive or collect, directly or indirectly, from Seller or any other party any amount upon the Guarantor Claims until payment in full of the Guaranteed Obligations.

5.2 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving Seller as debtor, Buyer shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Guarantor agrees to pay over to Buyer all such dividends and payments received by Guarantor to the extent necessary to satisfy the Guaranteed Obligations. Upon payment in full of the Guaranteed Obligations, to the extent of any unpaid Guarantor Claims, Guarantor shall become subrogated to the rights of Buyer against Seller.

5.3 Payments Held in Trust. In the event that, notwithstanding anything to the contrary in this Guaranty, Guarantor should receive any funds, payment, claim or distribution which is prohibited by this Guaranty and which should have been paid to or received by Buyer pursuant to the Transaction Documents, Guarantor agrees to hold in trust for Buyer an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees to promptly pay such amounts to Buyer.

5.4 Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances in favor of Guarantor upon Seller’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances in favor of Buyer upon Seller’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor or Buyer presently exist or are hereafter created or attach. Without the prior written consent of Buyer, Guarantor shall not (i) exercise or enforce any creditor’s right they may have against Seller, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgage, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of Seller securing payment of the Guarantor Claims held by Guarantor.

ARTICLE VI

MISCELLANEOUS

6.1 Waiver. No failure to exercise, and no delay in exercising, on the part of Buyer, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Buyer hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).

6.2 Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by e-mail (with return receipt requested), addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 6.2):

If to Guarantor:	345 Park Avenue New York, New York 10154 Attention: Douglas Armer Email: BXMTGoldmanSFRRepo@blackstone.com

With a copy to:	Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Attention: David C. Djaha Email: david.djaha@ropesgray.com

If to Buyer:	Goldman Sachs Bank USA 6011 Connection Drive Irving, Texas 75039 Attention: Henry Nguyen Telephone: (972) 368-2324 E-Mail: gs-warehouselending@gs.com

with a copy to:	Goldman Sachs Mortgage Company 200 West Street New York, New York 10282 Attention: Michelle Gill Telephone: (212) 357-8721 E-Mail: michelle.gill@gs.com

and:	Dechert LLP Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104 Attention: Richard D. Jones, Esq. Telephone: (212) 698-3844 Email: richard.jones@dechert.com

A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (d) in the case of e-mail, upon receipt. A party receiving a notice that does not comply with the technical requirements for notice under this Section 6.2 may elect to waive any deficiencies and treat the notice as having been properly given.

6.3 Governing Law. This Guaranty shall be governed by, and construed in accordance with, New York law.

6.4 SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, BUYER, HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, SITTING IN NEW YORK COUNTY, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTY HERETO SHALL HAVE BEEN NOTIFIED; AND

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

6.5 WAIVER OF JURY TRIAL. EACH OF GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, BUYER, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

6.6 Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

6.7 Amendments. This Guaranty may be amended only by an instrument in writing executed by Guarantor and Buyer.

6.8 Parties Bound; Assignment. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that (i) Guarantor may not, without the prior written consent of Buyer, assign any of their rights, powers, duties or obligations hereunder, and (ii) Buyer may assign its rights, powers, duties and obligation hereunder in connection with a permitted assignment by Buyer under the Repurchase Agreement.

6.9 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

6.10 Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

6.11 Counterparts. This Guaranty may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

6.12 Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Seller to Buyer, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Buyer hereunder shall be cumulative of any and all other rights that Buyer may ever have against Guarantor. The exercise by Buyer of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

6.13 Other Defined Terms. Any capitalized term utilized herein shall have the meaning as specified in the Repurchase Agreement, unless such term is otherwise specifically defined herein.

6.14 Entirety. This Guaranty embodies the final, entire agreement of Guarantor and Buyer with respect to Guarantor’s guaranty of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Guaranty is intended by Guarantor and Buyer as a final and complete expression of the terms of the Guaranty, and no course of dealing between Guarantor and Buyer, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty. There are no oral agreements between Guarantor and Buyer relating to the subject matter hereof.

6.15 Intent. The Guarantor and the Buyer intend that this Guaranty constitutes a “securities contract” as that term is defined in section 741(7)(xi) of the Bankruptcy Code and damages under this Guaranty in any proceeding under the Bankruptcy Code with respect to Guarantor shall be measured in accordance with section 562 of the Bankruptcy Code.

[SIGNATURES ON NEXT PAGE]

EXECUTED as of the day and year first above written.

BLACKSTONE MORTGAGE TRUST, INC., a Maryland corporation

By:	/s/ Douglas Armer
	Name:	Douglas Armer
	Title:	Managing Director, Head of Capital Markets and Treasurer

[Signature Page to Guaranty]